EXHIBIT 99.1

Contact:

URS Corporation Sam Ramraj Vice President Investor Relations (415) 774-2700	Sard Verbinnen & Co Hugh Burns/Jamie Tully/Meghan Stafford (212) 687-8080

URS NAMES ROBERT ZAIST PRESIDENT OF COMPANY’S
ENERGY & CONSTRUCTION BUSINESS

Succeeds Thomas Zarges, Who is Appointed Chairman of Energy & Construction

George Nash Named Chief Operating Officer of Energy & Construction

SAN FRANCISCO, CA –July [21], 2011 – URS Corporation (NYSE:URS) today announced that Robert Zaist, formerly Senior Executive Vice President of Business Development for the Company’s Energy & Construction business, has been named President of the business, succeeding Tom Zarges, who has been appointed Chairman of Energy & Construction.

In his new position, Mr. Zaist will oversee Energy & Construction’s operations worldwide, while continuing to oversee marketing and business development activities.  Mr. Zarges will be responsible for managing key client relationships and overseeing large contracts, as well as leading strategic companywide assignments for URS.

URS also announced that George Nash, currently General Manager of URS’ Power Group, has been named Chief Operating Officer of Energy & Construction.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, stated:  “Bob Zaist is a highly talented executive with significant industry expertise and proven leadership skills.  We are pleased to have him leading our Energy & Construction business.  Bob will be supported by George Nash, who has led our power business over the past several years, including a staff of 2,000 highly-talented professionals.”

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Mr. Koffel continued, “We also are pleased that Tom Zarges will continue to play an important strategic and operational role with the Company as Energy & Construction’s Chairman.  Tom is an accomplished leader with 40 years of experience at URS and predecessor firms.  His strategic insights and business acumen are great assets to the Company.”

Biographical Information

Tom Zarges has been with URS for over 40 years, he has held a number of senior management positions since joining the Company, including President of the Power and Industrial/Manufacturing Groups, Senior Executive Vice President of Operations, and most recently, President of the Energy & Construction business.

Bob Zaist joined the Company in 1970 and has held several key operations management and business development positions during his tenure, including Executive Vice President of the Power Group, President of the Mining Group and most recently, Senior Executive Vice President of Business Development for Energy & Construction.

George Nash has more than 27 years of experience in the power industry and has served in a variety of senior leadership positions during his twelve years with URS, including most recently serving as General Manager of Power Business Group.  Prior to this position, Mr. Nash served as Executive Vice President of Operations for the Power Sector of URS Energy and Construction, and Executive Vice President of Business Development for the Power Group.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has approximately 47,000 employees in a network of offices in more than 40 countries (www.urs.com).

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